As filed with the Securities and Exchange Commission on December 10, 2013

File No. 333-191974

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIANT LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	4731	04-3625550
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

405 114th Avenue S.E.

Bellevue, WA 98004

(425) 943-4599

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bohn H. Crain

Chief Executive Officer

Radiant Logistics, Inc.

405 114th Avenue S.E.

Bellevue, WA 98004

(425) 943-4599

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Cohen, Esq. Sean F. Reid, Esq. Fox Rothschild LLP 2000 Market Street, 20th Floor Philadelphia, PA 19103 (215) 299-2744 (215) 299-2150 – Facsimile	Robert J. Mittman, Esq. Brad L. Shiffman, Esq. Blank Rome LLP 405 Lexington Avenue New York, New York 10174 (212) 885-5000 (212) 885-5001 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-191974) of Radiant Logistics, Inc. is being filed solely to file the First Amendment to Loan and Security Agreement with Bank of America, N.A., the Waiver by Caltius of Repayment Charge, and the Waiver by Caltius of Registration Rights, as Exhibits 10.30, 10.31, and 10.32, all of which are incorporated by reference herein. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC registration fee	$3,703
Accounting fees and expenses	75,000
Printing and engraving expenses	50,000
Legal fees and expenses	150,000
NYSE MKT Market filing fee	23,000
Miscellaneous	3,297

Total	$305,000

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation and our bylaws provide that we indemnify our directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Pursuant to Section 102 of the DGCL, a director’s liability is not eliminated (1) for a breach of such director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which such director derived an improper personal benefit.

We believe that the indemnification provisions contained in our certificate of incorporation and our bylaws are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate a directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. The indemnification provisions also do not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

If we fail to pay in full a claim for indemnification within 60 days, then the person claiming an indemnification right may bring suit to enforce the indemnification claim. We must prove the person claiming indemnification has failed to meet the standards of conduct that make it permissible under the DGCL for us to indemnify such person.

At present, there is no pending litigation or proceeding involving any of our executive officers or directors to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any executive officer or director.

We have an insurance policy covering our executive officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

From July 1, 2012 through October 31, 2013 we issued the following unregistered securities:

•	In March 2013, we issued 252,362 shares of common stock to the former shareholder of Adcom, valued at approximately $0.4 million. These shares were issued in connection with an earn-out obligation derived from our acquisition of Adcom in September 2008.

•	In October 2013, we issued 237,230 shares of common stock as payment of a portion of the purchase price for the acquisition of On Time.

•	In October 2013, we issued 39,822 shares of common stock upon exercise of stock options.

We did not utilize or engage a principal underwriter in connection with any of the above securities transactions. The above securities were only offered and sold to “accredited investors” as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended. Management believes the above shares of common stock were issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

			Incorporated by Reference
Exhibit Number	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date
1.1	Form of Underwriting Agreement		S-1		1.1	11/26/13

2.1	Agreement and Plan of Merger by and among Radiant Logistics, Inc., and DBA Acquisition Corp. and the Principal Shareholders of DBA Distribution Services, Inc., and EBCP I, LLC, as Shareholders’ Agent		8-K		2.1	3/31/11

2.2	Asset Purchase Agreement by and among Radiant Global Logistics, Inc., and ISLA International, Ltd.		8-K		2.1	11/15/11

2.3	Stock Purchase Agreement by and among Radiant Logistics, Inc., Radiant Transportation Services, Inc., On Time Express, Inc., and Bart and Kelly Wilson, the shareholders of On Time Express, Inc.		8-K		2.1	10/4/13

3.1	Certificate of Incorporation		SB-2		3.1	9/20/02

3.2	Amendment to Registrant’s Certificate of Incorporation (Certificate of Ownership and Merger Merging Radiant Logistics, Inc. into Golf Two, Inc. dated October 18, 2005)		8-K		3.1	10/18/05

3.3	Amended and Restated Bylaws		8-K		3.2	7/19/11

3.4	Certificate of Merger dated April 6, 2011 between DBA Distribution Services, Inc. and DBA Acquisition Corp.		8-K		2.3	4/12/11

3.5	Certificate of Amendment of Certificate of Incorporation		10-Q	12/31/12	3.1	2/12/13

			Incorporated by Reference
Exhibit Number	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

3.6	Certificate of Designations, Preferences and Rights of % Cumulative Redeemable Perpetual Preferred Stock

4.1	Investor Rights Agreement dated December 1, 2011 by and between Radiant Logistics, Inc. and Caltius Partners IV, LP		8-K		4.1	12/7/11

5.1	Legal Opinion of Fox Rothschild LLP		S-1		5.1	12/6/13

10.1	Executive Employment Agreement dated January 13, 2006 by and between Radiant Logistics, Inc. and Bohn H. Crain		8-K		10.7	1/18/06

10.2	Option Agreement dated October 20, 2005 by and between Radiant Logistics, Inc. and Bohn H. Crain		8-K		10.8	1/18/06

10.3	Letter Agreement dated June 10, 2011; Amendment to the Employment Agreement between Radiant Logistics, Inc. and Bohn H. Crain		8-K		10.1	6/10/11

10.4	Employment Agreement dated effective November 15, 2011, by and between Radiant Global Logistics, Inc. and Jonathan Fuller		8-K		10.1	12/7/11

10.5	Employment Agreement dated May 14, 2012 by and between Radiant Logistics, Inc. and Dan Stegemoller		8-K		10.1	5/14/12

10.6	Employment Agreement dated May 14, 2012 by and between Radiant Logistics, Inc. and Todd Macomber		8-K		10.2	5/14/12

10.7	Employment Agreement dated May 14, 2012 by and between Radiant Logistics, Inc. and Alesia Pinney		8-K		10.1	5/14/12

10.8	Employment Agreement dated April 26, 2013 by and between Radiant Logistics, Inc. and Robert L. Hines Jr.		8-K		10.1	4/30/13

10.9	Operating Agreement of Radiant Logistics Partners, LLC dated June 28, 2006		8-K		10.4	5/14/12

10.10	Discretionary Management Incentive Compensation Plan effective July 1, 2012		8-K		10.5	5/14/12

10.11	Loan and Security Agreement dated August 9, 2013 by and among Radiant Logistics, Inc., Radiant Global Logistics, Inc., Radiant Transportation Services, Inc., Radiant Logistics Partners, LLC, Adcom Express, Inc., Radiant Customs Services, Inc., DBA Distribution Services, Inc., International Freight Systems (of Oregon), Inc., Radiant Off-Shore Holdings LLC, Green Acquisition Company, Inc. and Bank of America, N.A.		8-K		10.1	8/14/13

			Incorporated by Reference
Exhibit Number	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

10.12	Loan Agreement dated December 1, 2011 by and among Radiant Logistics, Inc., Radiant Global Logistics, Inc., Radiant Logistics Partners, LLC, Radiant Transportation Services, Inc., Adcom Express, Inc., DBA Distribution Services, Inc., Radiant Customs Services, Inc., and Bank of America, N.A.		8-K		10.2	12/7/11

10.13	First Loan Modification Agreement to Loan Agreement dated December 1, 2011 by and among Radiant Logistics, Inc., Radiant Global Logistics, Inc., Radiant Logistics Partners, LLC, Radiant Transportation Services, Inc., Adcom Express, Inc., DBA Distribution Services, Inc., Radiant Customs Services, Inc., and Bank of America, N.A.		10-Q	3/31/12	10.1	5/16/12

10.14	Second Loan Modification Agreement to Loan Agreement dated February 7, 2013 by and among Radiant Logistics, Inc., Radiant Global Logistics, Inc., Radiant Logistics Partners, LLC, Radiant Transportation Services, Inc., Adcom Express, Inc., DBA Distribution Services, Inc., Radiant Customs Services, Inc., and Bank of America, N.A.		10-Q	12/31/12	10.4	2/12/13

10.15	Subordination Agreement dated December 1, 2011 by and between Caltius Partners IV, LP, Caltius Partners Executive IV, LP, Radiant Logistics, Inc., Radiant Global Logistics, Inc., Radiant Logistics Partners, LLC, Radiant Transportation Services, Inc., Adcom Express, Inc., DBA Distribution Services, Inc., Radiant Customs Services, Inc., and Bank of America, N.A.		8-K		10.3	12/7/11

10.16	Investment Agreement dated December 1, 2011 by and between Caltius Partners IV, LP, Caltius Partners Executive IV, LP, Radiant Logistics, Inc., Radiant Global Logistics, Inc., Radiant Logistics Partners, LLC, Radiant Transportation Services, Inc., Adcom Express, Inc., DBA Distribution Services, Inc., Radiant Customs Services, Inc., and Bank of America, N.A.		8-K		10.4	12/7/11

10.17	Senior Subordinated Notes		8-K		10.5 10.6	12/7/11

10.18	Promissory Note dated April 6, 2011 by and between Radiant Logistics, Inc. and EBCP I, LLC in its capacity as agent for the Shareholders of DBA Distribution Services, Inc.		8-K		2.2	4/12/11

			Incorporated by Reference
Exhibit Number	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

10.19	Sublease Agreement between Space Exploration Technologies Corp., and Radiant Logistics, Inc. dated December 20, 2012		10-Q	12/31/12	10.1	2/12/13

10.20	Lease Agreement between Jonda Hawthorne, LLC and DBA Distribution Services, Inc. dated February 25, 2008, as amended		10-Q	12/31/12	10.2	2/12/13

10.21	Lease Agreement between Jonda Hawthorne, LLC and DBA Distribution Services, Inc. dated March 15, 2004, as amended		10-Q	12/31/12	10.3	2/12/13

10.22	Form of Incentive Stock Option Award Agreement under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan		10-Q	12/31/12	10.5	2/12/13

10.23	Form of Non-qualified Stock Option Award Agreement under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan		10-Q	12/31/12	10.6	2/12/13

10.24	Form of Restricted Stock Award Agreement under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan		10-Q	12/31/12	10.7	2/12/13

10.25	Form of SAR Award Agreement under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan		10-Q	12/31/12	10.8	2/12/13

10.26	Form of Restricted Stock Unit Award Agreement under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan		10-Q	12/31/12	10.9	2/12/13

10.27	Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan		DEF 14A		Annex A	10/9/12

10.28	Employment Agreement dated October 1, 2013 between Bart Wilson and On Time Express, Inc.		8-K		10.1	10/4/13

10.29	Employment Agreement dated October 1, 2013 between Eric Kunz and On Time Express, Inc.		8-K		10.1	10/4/13

10.30	First Amendment to Loan and Security Agreement, dated as of December 9, 2013, by and among the Lender, the Company and its subsidiaries		8-K		10.1	12/10/13

10.31	Waiver by Caltius of Repayment Charge		8-K		10.2	12/10/13

10.32	Waiver by Caltius of Registration Rights		8-K		10.3	12/10/13

14.1	Code of Business Conduct and Ethics		10-KSB		14.1	3/17/06

Incorporated by Reference
Exhibit Number	Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

21.1	Subsidiaries of the Registrant		S-1		21.1	10/30/13

23.1	Consent of Peterson Sullivan LLP		S-1/A		23.1	12/6/13

23.2	Consent of Fox Rothschild LLP (included in Exhibit 5.1)

24.1	Power of Attorney		S-1		24.1	10/30/13

101.INS	XBRL Instance		S-1		101.INS	11/20/13

101.SCH	XBRL Taxonomy Extension Schema		S-1		101.SCH	11/20/13

101.CAL	XBRL Taxonomy Extension Calculation		S-1		101.CAL	11/20/13

101.DEF	XBRL Taxonomy Extension Definition		S-1		101.DEF	11/20/13

101.LAB	XBRL Taxonomy Extension Label		S-1		101.LAB	11/20/13

101.PRE	XBRL Taxonomy Extension Presentation		S-1		101.PRE	11/20/13

Item 17.	Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

We have entered into indemnification agreements with each of our directors and officers that provide that we will indemnify the directors and officers to the fullest extent permitted by law.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 10th day of December, 2013.

RADIANT LOGISTICS, INC.

By:	/s/ Bohn H. Crain
Bohn H. Crain Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Bohn H. Crain Bohn H. Crain	Chairman of the Board of Directors and CEO (Principal Executive Officer)	December 10, 2013

/s/ Todd Macomber* Todd Macomber	Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2013

/s/ Stephen Harrington* Stephen Harrington	Director	December 10, 2013

/s/ Jack Edwards* Jack Edwards	Director	December 10, 2013

*	Executed by Bohn H. Crain, pursuant to the power of attorney filed as Exhibit 24.1 with the SEC on October 30, 2013